Exhibit 99.2

Endurance International Group Announces Transition of CFO to New Role and

Appointment of New CFO

BURLINGTON, MA (August 3, 2015) — Endurance International Group Holdings, Inc. (NASDAQ: EIGI), a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online, today announced that Tivanka Ellawala, chief financial officer, will transition from his current position and take on a new role driving the company’s e-commerce strategy, working out of the Seattle area where his family is based. The company concurrently announced the appointment of Marc Montagner to the role of CFO, effective next month. Mr. Ellawala will continue in his capacity as CFO until that time.

“Tiv has been a trusted and integral member of our leadership team and has added tremendous value to the company. He joined us more than two and a half years ago, and his broad experience, leadership, and commitment to the Endurance team as well as his dedication to the CFO role, have been invaluable over the last few years as we have grown our business rapidly and become a public company. Going forward, we are very excited to have Tiv lead our e-commerce efforts and continue to drive value for the company,” stated Hari Ravichandran, chief executive officer.

Mr. Ravichandran continued, “We are very pleased to welcome Marc to the team, and are confident that we have found an outstanding candidate. Marc’s broad experience in technology, strategy, finance, and M&A makes him an excellent fit for our company not only now, but as we continue to look to the future. The rest of the executive team and I are thrilled that he will be joining us and bringing his extensive experience and thoughtful leadership to Endurance.”

Marc Montagner joins Endurance from LightSquared, Inc., a wireless broadband and satellite company, where he is CFO. Mr. Montagner returned to LightSquared in 2012 from Dupont Circle Partners, a consulting firm he founded to provide M&A advisory services in the technology and telecom industry, in order to serve as CFO after having served as EVP, Sales, Marketing and Strategy at LightSquared between 2009 and 2010. In his capacity as CFO, Mr. Montagner has been responsible for the financial operations of the company and has played a key role in strategic planning. Prior to joining LightSquared, Mr. Montagner was a Managing Director and Co-Head of the Global Telecom, Media and Technology Group at Banc of America Securities. Previously, he was Senior Vice President of Corporate Development and M&A at Sprint Nextel. Mr. Montagner had previously been a Managing Director at Morgan Stanley and started his career at France Telecom North America.

Mr. Montagner holds an M.S. degree in Electrical Engineering from the École Nationale Supérieure des Télécommunications, in Paris, and an M.B.A. from Columbia University.

About Endurance International Group

Endurance International Group is a publicly traded (NASDAQ: EIGI) technology company that helps power small and medium-sized businesses online. Through its proprietary cloud platform, Endurance provides web presence solutions including web hosting, eCommerce, eMarketing and mobile business tools to approximately 4.2 million subscribers around the globe. The company’s world-class family of brands includes Bluehost, HostGator, iPage, Domain.com, A Small Orange, MOJO Marketplace, BigRock and ResellerClub, among others. Headquartered in Burlington, Massachusetts, Endurance employs more than 2,600 people across the United States in Utah, Texas, Washington and Arizona and in the United Kingdom, India, Israel and Brazil. For more information on how Endurance can help grow your business, visit endurance.com, follow us on Twitter @EnduranceIntl and like us on Facebook at www.facebook.com/EnduranceInternational.

Endurance International Group and the compass logo are trademarks of The Endurance International Group, Inc. Other brand names of Endurance International Group are trademarks of The Endurance International Group, Inc. or its subsidiaries.

Investor Contact:

Angela White

Endurance International Group

(781) 852-3450

ir@endurance.com

Press Contact:

Dani LaSalvia

Endurance International Group

(781) 852-3212

press@endurance.com